Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 11, 2014
Registration Statement Nos. 333-188672-01 and 333-188672-03

**Pxd** Green Bond
$1.75bn Toyota Auto Receivables 2014-A Owner Trust ($1084.725mm Offered Notes)
Jt-Leads: Citi (struc), BofAML, MS
Co-Mgrs : BNP, Credit Agricole, JP Morgan, Mizuho

	NOTE	OFFER
CLS	BAL(mm)	AMT(mm)	M/S&P	WAL	L.FINAL	BENCH	SPRD	YLD(%)	Cpn(%)	Px
A2	560.000	504.000	Aaa/AAA	1.00	8/15/2016	EDSF	+13	0.411	0.41	99.99936
A3	480.000	432.000	Aaa/AAA	2.06	12/15/2017	ISWP	+15	0.680	0.67	99.98152
A4	165.250	148.725	Aaa/AAA	3.17	6/17/2019	ISWP	+22	1.187	1.18	99.98734

TICKER:	TAOT 2014-A
REGISTRATION:	SEC Registered
EXPECTED RATINGS:	Moody's/S&P
PXG SPEED:	1.3% ABS 5% Call
SETTLE:	03/19/2014
MIN DENOMS:	$1K x $1K
FIRST PAY:	04/15/2014
BILL & DELIVER:	Citi
MARKETING:	RED, FWP, Intex, Netroadshow
INTEX:	Deal name: TOYOT14A Password:4KXK
www.netroadshow.com TAOT14A
CUSIPS:	A2 - 89231M AB1
A3 - 89231M AC9
A4 - 89231M AD7

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.